Exhibit 99.1

                             [SUPERIOR ESSEX LOGO]


Company Contact:
----------------
Hank Pennington
Director of Investor Relations
(770) 657-6246


                  Superior Essex to Purchase Selected Inventory
                           From Nexans Magnet Wire USA

ATLANTA, GA, September 7, 2004 -- Superior Essex Inc. (SESX.OB) today announced that it has acquired selected inventory from Nexans Magnet Wire USA Inc., a subsidiary of Nexans (NEXS.PA).

Under the terms of the purchase agreement, Essex Group, Inc., a wholly owned subsidiary of Superior Essex, acquired substantially all inventory associated with Nexans' U.S. magnet wire operations. Superior Essex will also assume certain U.S. customer contractual arrangements from Nexans. The total purchase price is approximately $11 million (subject to adjustment based on final inventory levels at closing).

Nexans will close its La Grange, Kentucky manufacturing facility, which currently produces the majority of Nexans magnet wire sold to U.S. customers.

Superior Essex will absorb incremental sales volume into its six North American magnet wire plants. The Company's newest magnet wire plant in Torreon, Mexico is currently being expanded by 30% to accommodate customer growth. The expansion will be complete in early 2005.

"This transaction provides an opportunity for meaningful incremental sales volume which should lead to improvements in capacity utilization and operating efficiency," said Stephen M. Carter, Chief Executive Officer of Superior Essex. "We are committed to facilitating a smooth transition for our new customers and look forward to providing them with a high quality product and outstanding customer service."

About Superior Essex

     Superior Essex Inc. is one of the largest North American wire and cable manufacturers and among the largest wire and cable manufacturers in the world. Superior Essex manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire, and related distribution markets. The Company is a leading manufacturer and


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supplier of copper and fiber  optic  communications  wire and cable  products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEM) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities. Additional information can be found on the Company's website at www.superioressex.com.


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